Deere & Company	Exhibit 99.2
Other Financial Information	(Furnished herewith)

For the Twelve Months Ended	Equipment Operations*		Agriculture and Turf		Construction and Forestry*
	October 28	October 29	October 28	October 29	October 28	October 29
Dollars in millions	2018	2017**	2018	2017**	2018	2017**
Net Sales	$33,351	$25,885	$23,191	$20,167	$10,160	$5,718
Net Sales - excluding Wirtgen	$30,324	$25,885	$23,191	$20,167	$7,133	$5,718
Average Identifiable Assets
With Inventories at LIFO	$19,701	$12,150	$10,219	$8,996	$9,482	$3,154
With Inventories at LIFO - excluding Wirtgen	$13,566	$12,150	$10,219	$8,996	$3,347	$3,154
With Inventories at Standard Cost	$20,959	$13,421	$11,233	$10,031	$9,726	$3,390
With Inventories at Standard Cost - excluding Wirtgen	$14,825	$13,421	$11,233	$10,031	$3,592	$3,390
Operating Profit	$3,684	$2,859	$2,816	$2,513	$868	$346
Operating Profit - excluding Wirtgen	$3,568	$2,859	$2,816	$2,513	$752	$346
Percent of Net Sales - excluding Wirtgen	11.8%	11.0%	12.1%	12.5%	10.5%	6.1%
Operating Return on Assets - excluding Wirtgen
With Inventories at LIFO - excluding Wirtgen	26.3%	23.5%	27.6%	27.9%	22.5%	11.0%
With Inventories at Standard Cost - excluding Wirtgen	24.1%	21.3%	25.1%	25.1%	20.9%	10.2%
SVA Cost of Assets - excluding Wirtgen	$(1,778)	$(1,611)	$(1,347)	$(1,204)	$(431)	$(407)
SVA - excluding Wirtgen	$1,790	$1,248	$1,469	$1,309	$321	$(61)

For the Twelve Months Ended	Financial Services
	October 28	October 29
Dollars in millions	2018***	2017**
Net Income Attributable to Deere & Company	$942	$477
Net Income Attributable to Deere & Company - Tax Adjusted	$530	$477
Average Equity	$4,832	$4,497
Average Equity - Tax Adjusted	$4,793	$4,497
Return on Equity - Tax Adjusted	11.1%	10.6%
Operating Profit	$792	$715
Average Equity - Tax Adjusted	$4,793	$4,497
Cost of Equity	$(722)	$(680)
SVA	$70	$35

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 15 percent of the segment’s average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

* In December 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH’s operations (Wirtgen), the leading manufacturer worldwide of road construction equipment. Wirtgen is included in the construction and forestry segment. Wirtgen is excluded from the metrics above in order to provide comparability to the Company’s performance in prior periods.

** During the first quarter of fiscal 2018, the Company adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The ASU requires that employers report only the service cost component of the total defined benefit pension and postretirement benefit cost in Operating Profit. The ASU was adopted on a retrospective basis for the presentation of Operating Profit and on a prospective basis for the capitalization of only the service cost. Operating Profit amounts reported for fiscal 2017 have been restated accordingly.

*** On December 22, 2017, the U.S. government enacted new tax legislation (tax reform). The primary provisions of tax reform affecting the Company in fiscal year 2018 were a reduction to the U.S. federal income tax rate from 35 percent to 21 percent and a transition from a worldwide corporate tax system to a primarily territorial tax system. As the Financial Services segment SVA is based on average equity, the “Tax Adjusted” amounts remove the effects of the discrete income tax benefit and the lower corporate tax rate provided in tax reform for comparability to the prior period.

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